EXHIBIT 5

Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Lawyers
P. O. Box 2611
Raleigh, North Carolina 27601
Phone: 919-821-1220
Fax:     919-821- 6800

January 28, 2003

Capital Bank Corporation
4901 Glenwood Avenue
Raleigh, NC 27609

Ladies and Gentlemen:

We are counsel to Capital Bank Corporation, a North Carolina corporation (the “Company”), in connection with the proposed issuance by the Company of up to 395,398 shares of the Company’s common stock, no par value per share (the “Shares”). Up to 250,000 of the Shares are to be issued upon exercise of options granted pursuant to the Company’s Equity Incentive Plan, and up to 145,398 Shares are to be issued upon exercise of options (collectively, the “High Street Options”) granted pursuant to the High Street Corporation Management Stock Option Plan and the High Street Corporation Non-Employee Director Stock Option Plan, which High Street Options have been assumed by the Company. The Shares are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), to which this opinion is to be attached as an exhibit. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

We have examined the Articles of Incorporation and Bylaws of the Company, the minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion. We also have relied on a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Shares.

Based upon the foregoing, it is our opinion that the 395,398 Shares have been duly authorized, and when duly issued and delivered against payment of the consideration therefore expressed in the applicable resolutions of the Board of Directors or a committee thereof, pursuant to the Company’s Equity Incentive Plan or the assumed High Street Options, as the case may be, as described in the Registration Statement, such Shares will be validly issued, fully paid, and non-assessable.

The opinion set forth herein is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion set forth herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933 Act.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof that may affect our legal opinion expressed herein.

Sincerely yours,

/s/ SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P
SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P